EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick                  Thornhill Capital
Executive Vice President            Investor Relations
(847) 382-1000                      (239) 823-1151

                   CTI Industries Reports Entering $5 Million
                   Standby Equity Distribution Agreement with
                         Cornell Capital Partners, L.P.

FOR IMMEDIATE RELEASE
Wednesday, July 7, 2004

BARRINGTON, IL, July 7, 2004 - CTI Industries Corporation (NASDAQ Small Cap-CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items and printed and laminated films (the "Company") today announced that effective July 1, 2004, it had entered into a Standby Equity Distribution Agreement ("SEDA") with US-based investment fund Cornell Capital Partners LP ("Cornell") of $5 million.

Under the SEDA, Cornell has committed to provide up to $5 million of funding to the Company over a 24 month period, to be drawn down at the Company's discretion by the sale of the Company's common stock to Cornell. The purchase price of the shares purchased under the SEDA with respect to any advance will be equal to 100% of the volume weighted average price of the Company's common stock on the NASDAQ SmallCap Stock Market for the five days immediately following the notice date for the advance, subject to payment to Cornell of a commitment fee of 5% of the amount of each advance. The Company may request up to $100,000 in any seven-day period (up to $400,000 in any 30 day period) in exchange for issuing to Cornell shares of its common stock. The facility may be used in whole or in part entirely at the Company's discretion, subject to an effective registration.

In connection with the SEDA, the Registrant has committed to registering approximately 1,540,000 shares of its common stock. The shares to be registered include 1,500,000 shares of common stock to be issuable to Cornell from time to time under the SEDA, as well as shares to be issued to Cornell for its commitment and to the placement agent for its services.

"We are very pleased with our arrangement with Cornell," said Stephen M. Merrick, Executive Vice-President of the Company. "The Standby Equity Distribution Agreement will address two important areas for us -- providing a ready source of cash for general


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and special corporate purposes and increasing the liquidity of the market for our common stock, which should be a benefit for our shareholders," he said.

This press release may contain forward-looking statements within the meaning of
Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company's most recent filing with the Securities and Exchange Commission on Form 10-K/A, Amendment No. 1.


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